Exhibit T3A.2

State of Delaware Secretary of State Division of Corporations Delivered 10:00 AM 10/08/2015 FILED 10:00 AM 10/08/2015 SR 20150462069 - File Number 5124994

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation, Panther-Lion Holdings Corp. (the “Corporation”) is duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation shall be amended by changing the Article thereof numbered 1, so that, as amended, said Article 1 shall be and read as follows:

The name of the corporation is “Mood Media North America Holdings Corp.” (the “Corporation”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Incorporation to be signed this 23rd day of September, AD, 2015.

By:	/s/ Steven Richards

Name:	Steven Richards

Title:	President

PANTHER-LION HOLDINGS CORP.

WRITTEN CONSENT OF SOLE DIRECTOR

IN LIEU OF SPECIAL MEETING

September 23, 2015

Pursuant to Title 8, Chapter 1, Subchapter IV of the Delaware General Corporations Law of the State of Delaware (the “DGCL”) and pursuant to the Amended and Restated Bylaws of Panther-Lion Holdings Corp. (the “Bylaws”), the undersigned, being the sole director (the “Sole Director”) of Panther-Lion Holdings Corp., a Delaware corporation (the “Company”), does hereby (i) waive any and all requirements for calling, giving notice of, and holding a special meeting of the directors of the Company; (ii) consent to and confirm the taking of the following actions by the Company, such written consent to be (a) evidence of the actions taken by the Sole Director as of the date hereof, (b) filed by the Secretary of the Company with the minutes of the meetings of the directors, and (c) in lieu of a regular meeting of the directors; and (iii) adopt and consent to the actions contemplated by the following resolutions, effective as of the date first written above:

1.             Changing of Corporate Name to Mood Media North America Holdings Corp.

WHEREAS, Section 2.6 of the Bylaws grants the board of directors, being comprised entirely by the Sole Director, to call a special meeting of the shareholders to approve certain transactions for which it is not specifically authorized;

WHEREAS, Section 242(a)(1) of the DGCL permits the Company to change its name to Mood Media North America Holdings Corp.; and

WHEREAS, the Sole Director has determined that changing the name of the Company is in the best interests of the Company.

RESOLVED, that the Sole Director hereby calls a special meeting of its sole shareholder, Mood Media Corporation, a Canadian corporation (the “Sole Shareholder”) to consider, and thereafter approve, if it finds it advisable, changing the Company’s name to “Mood Media North America Holdings Corp.” pursuant to the Company’s Certificate of Amendment of Certificate of Incorporation attached hereto as Exhibit A.

2.             Further Actions

RESOLVED, that any one (1) or more of the authorized signatories of the Company, and each of them hereby is, authorized and empowered on behalf of the Company and in its name, to execute and deliver all other documents, certificates and instruments, and to do and perform any and all such acts and deeds, as they are any of them may deem necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions and the transactions

Panther-Lion Holdings Corp.

Board Resolutions – Certificate of Amendment

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contemplated thereby and that all of the acts and deeds of the authorized signatories which are consistent with the purposes and intent of such resolutions be, and are hereby, in all respects, confirmed, ratified and approved, as the acts and deeds of the Company; and

RESOLVED, that any and all actions heretofore taken by any of the authorized signatories of the Company or any of their respective agents in connection with any of the foregoing matters be, and the same hereby are, ratified, approved, adopted and confirmed in all respects.

3.             Shareholder Approval

Pursuant to Section 228 of the DGCL, each of the members of the board of the Sole Shareholder, Mood Media Corporation, a Canadian corporation, authorize the Company’s Board to take any and all action which it may find advisable to carry out the intent and accomplish the purposes of the foregoing resolutions, namely to change the name of the Company to “Mood Media North America Holdings Corp.” pursuant to the Certificate of Amendment of Certificate of Incorporation attached hereto as Exhibit A.

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IN WITNESS WHEREOF, the undersigned Sole Director of the Company and Sole Shareholder have duly executed this Written Consent as of the date first written above. The execution and delivery of a facsimile or other electronic transmission of this Written Consent shall constitute delivery of an executed original and shall be binding upon the Company and Shareholder.

THE SOLE DIRECTOR:		THE SOLE SHAREHOLDER:

Panther-Lion Holdings Corp.,		Mood Media Corporation,
a Delaware corporation.		a Canadian corporation.

/s/ Steve Richards		/s/ Steve Richards
Name:	Steve Richards	Name:	Steve Richards
Title:	Sole Director, President	Title:	Director

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Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “PANTHER-LION HOLDINGS CORP. “, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF MARCH, A.D. 2012, AT 4:55 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5124994 8100	/s/ Jeffrey W. Bullock
120317524	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9435178
DATE: 03-15-12

You may verify this certificate online at corp.delawrare.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:18 PM 03/15/2012
FILED 04:55 PM 03/15/2012
SRV 120317524 - 5124994 FILE

CERTIFICATE OF INCORPORATION

OF

PANTHER-LION HOLDINGS CORP.

1.             Name. The name of the corporation is Panther-Lion Holdings Corp. (the “Corporation”).

2.             Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.             Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “Delaware General Corporation Law”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4.             Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, each with a par value of $0.001 per share.

a.             Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, the holders of common stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

b.             Dividends. As, if and when dividends are declared or paid on the shares of common stock, whether in cash, property or securities of the Corporation, the holders of common stock shall be entitled to participate in such dividends ratably on a per share basis.

c.             Liquidation. The holders of common stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of common stock as a result of the liquidation, dissolution or winding up of the Corporation.

5.             Incorporator. The name and mailing address of the incorporator are: Christian A. Fundo; Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036.

6.             Bylaws. The original bylaws of the Corporation (the “Bylaws”) shall be adopted by the sole incorporator. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized thereafter to adopt, amend or repeal the Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

7.             Elections of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

8.             Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9.             Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, and the Corporation shall indemnify all persons whom it is permitted to indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the Delaware General Corporation Law.

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists and may hereafter by amended, any person (and the heirs, executors or administrators of such person) (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such

Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnity a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person against the Corporation or any of its direct or indirect subsidiaries only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 9 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition to the fullest extent authorized by the Delaware General Corporation Law.

The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or on his or her behalf and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Section, provided that such insurance is available on acceptable terms, which determination shall be made by the Board of Directors.

The rights and authority conferred in this Section 9 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Any amendment, repeal or modification of this Section 9 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

10.          Business Combinations with Interested Stockholders. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 15th day of March, 2012.

/s/ Christian A. Fundo
Christian A. Fundo, Incorporator